EXHIBIT 4.2.15

First Amendment

Dated as of January 14, 2007

to

Warrant Agreement

between

Stratus Services Group, Inc.

and

American Stock Transfer & Trust Company

Dated as of July 14, 2004

This First Amendment dated as of January 14, 2007 (the “Amendment”) to Warrant Agreement dated as of July 14, 2004 (the “Warrant Agreement”) between Stratus Services Group, Inc., a Delaware corporation (the “Company”) and American Stock Transfer and Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent have previously entered into the Warrant Agreement;

WHEREAS, the Company and the Warrant Agent wish to enter into this Amendment to amend certain terms of the Warrant Agreement to extend the Expiration Date of the Warrant and reduce the Exercise Price of the Warrant to $.50 per Warrant;

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

1.	Extension of Exercise Price and Adjustment of Price. Section 2(a) of the Warrant Agreement is hereby amended and restated to read in its entirety as follows:

“The Warrant Certificates (and the Form of Election to Purchase and the Form of Assignment to be printed on the reverse thereof) shall be in registered form only and shall be substantially of the tenor and purport recited in Exhibit A hereto, and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, or with any rule or regulation made pursuant thereto, or with any rule or regulation of any stock exchange on which the Common Stock or the Warrants may be listed or any automated quotation system, or to conform to usage. Each Warrant Certificate shall entitle the registered holder thereof, subject to the provisions of this Agreement and of the Warrant Certificate, to purchase, on or after July 14, 2005 and on or before the close of business on January 14, 2008 (the "Expiration Date"), one fully paid and non-assessable share of Common Stock for each Warrant evidenced by such Warrant Certificate for $0.50. The exercise price of the Warrants (the "Exercise Price") is subject to adjustments as provided in Section 6 hereof. Each Warrant Certificate shall be dated the date on which the Warrant Agent receives valid issuance instructions from the Company or a transferring holder of a Warrant Certificate or, if such instructions specify another date, such other date.”

2.	Amendment of Warrant Certificate. Exhibit A to the Warrant Agreement is hereby restated and replaced in its entirety by Exhibit A to the Amendment.

3.	Descriptive Headings. The descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning of any of the provisions hereof.

4.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

STRATUS SERVICES GROUP, INC.	AMERICAN STOCK TRANSFER & TRUST COMPANY
/s/ Michael A. Maltzman	/s/ Wilbert Myles

Name: Michael A. Maltzman Title: Executive Vice President & CFO	Name: Wilbert Myles Title: Vice President

Exhibit A

VOID AFTER 5 P.M. EASTERN TIME ON January 14, 2008

WARRANTS TO PURCHASE COMMON STOCK

__________ Warrants

W -                                       Stratus Services Group, Inc.

CUSIP __________

THIS CERTIFIES THAT

or registers assigns, is the registered holder of the number of Warrants ("Warrants") set forth above. Each Warrant, unless and until redeemed by the Company as provided in the Warrant Agreement, hereinafter more fully described (the " Warrant Agreement") entitles the holder thereof to purchase from Stratus Services Group, Inc., a corporation incorporated under the laws of the State of Delaware ("Company"), subject to the terms and conditions set forth hereinafter and in the Warrant Agreement, at any time on or after July 14, 2005 and before the close of business on January 14, 2008 ("Expiration Date"), one fully paid and non-assessable share of Common Stock, $0.04 par value, of the Company ("Common Stock") upon presentation and surrender of this Warrant Certificate, with the instructions for the registration and delivery of Common Stock filled in, at the stock transfer office in New York, New York, of American Stock Transfer & Trust Company, Warrant Agent of the Company ("Warrant Agent") or of its successor warrant agent or, if there be no successor warrant agent, at the corporate offices of the Company, and upon payment of the Exercise Price (as defined in the Warrant Agreement) and any applicable taxes paid either in cash, or by certified or official bank check, payable in lawful money of the United States of America to the order of the Company. Each Warrant initially entitles the holder to purchase one share of Common Stock for $0.50 (subject to appropriate adjustments as provided in the Warrant Agreement). The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustment in certain events, such as mergers, splits, stock dividends, splits and the like, to prevent dilution. The Company may redeem any or all outstanding and unexercised warrants by giving not less than 30 days prior notice at any time after the last reported sale price of the Common Stock on the principal exchange on which it is traded has equaled or exceeded $1.33 per share (subject to appropriate adjustments as provided in the Warrant Agreement) on each of twenty (20) consecutive trading days subsequent to July 14, 2005. The Redemption Price is $0.08 (subject to appropriate adjustments as provided in the Warrant Agreement) per Warrant. All Warrants not theretofore exercised will expire on the Expiration Date.

This Warrant Certificate is subject to all of the terms, provisions and conditions of the Warrant Agreement, dated as of July 14, 2004, between the Company and the Warrant Agent, to all of which terms, provisions and conditions the registered holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is incorporated herein by reference and made a part hereof and reference is made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, the Company and the holders of the Warrant Certificates. Copies of the Warrant Agreement are available for inspection at the stock transfer office of the Warrant Agent or may be obtained upon written request addressed to the Company at Stratus Services Group, Inc., 149 Avenue at the Common, Suite 3, Shrewsbury, NJ 07702, Attention: Chief Financial Officer.

The Company shall not be required upon the exercise of the Warrants evidenced by this Warrant Certificate to issue fractions of Warrants, Common Stock or other securities, but shall make adjustment therefore in cash on the basis of the current market value of any fractional interest as provided in the Warrant Agreement.

In certain cases, the sale of securities by the Company upon exercise of Warrants would violate the securities laws of the United States, certain states thereof or other jurisdictions. The Company has agreed to use all commercially reasonable efforts to cause a registration statement to continue to be effective during the term of the Warrants with respect to such sales under the Securities Act of 1933, and to take such action under the laws of various states as may be required to cause the sale of securities upon exercise to be lawful. However, the Company will not be required to honor the exercise of Warrants if, in the opinion of the Board of Directors, upon advice of counsel, the sale of securities upon such exercise would be unlawful. In certain cases, the Company may, but is not required to, purchase Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such Warrants.

This Warrant Certificate, with or without other Certificates, upon surrender to the Warrant Agent, any successor warrant agent or, in the absence of any successor warrant agent, at the corporate offices of the Company, may be exchanged for another Warrant Certificate or Certificates evidencing in the aggregate the same number of Warrants as the Warrant Certificate or Certificates so surrendered. If the Warrants evidenced by this Warrant Certificate shall be exercised in part, the holder hereof shall be entitled to receive upon surrender hereof another Warrant Certificate or Certificates evidencing the number of Warrants not so exercised.

No holder of this Warrant Certificate, as such, shall be entitled to vote, receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose whatever, nor shall anything contained in the Warrant Agreement or herein be construed to confer upon the holder of this Warrant Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof or give or withhold consent to any corporate action (whether upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any merger, recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, conveyance or otherwise) or to receive notice of meetings or other actions affecting stockholders (except as provided in the Warrant Agreement) or to receive dividends or subscription rights or otherwise until the Warrants evidenced by this Warrant Certificate shall have been exercised and the Common Stock purchasable upon the exercise thereof shall have become deliverable as provided in the Warrant Agreement.

If this Warrant Certificate shall be surrendered for exercise within any period during which the transfer books for the Company's Common Stock or other class of stock purchasable upon the exercise of the Warrants evidenced by this Warrant Certificate are closed for any purpose, the Company shall not be required to make delivery of certificates for shares purchasable upon such transfer until the date of the reopening of said transfer books.

Every holder of this Warrant Certificate by accepting the same consents and agrees with the Company, the Warrant Agent, and with every other holder of a Warrant Certificate that:

(a)	this Warrant Certificate is transferable on the registry books of the Warrant Agent only upon the terms and conditions set forth in the Warrant Agreement, and

(b)
the Company and the Warrant Agent may deem and treat the person in whose name this Warrant Certificate is registered as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) for all purposes whatever and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. The Company shall not be required to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of Warrants evidenced by this Warrant Certificate until any tax which may be payable in respect thereof by the holder of this Warrant Certificate pursuant to the Warrant Agreement shall have been paid, such tax being payable the holder of this Warrant Certificate at the time of surrender.

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.

(Remainder of page intentionally left blank; signature page follows)

WITNESS the facsimile signatures of the proper officers of the Company and its corporate seal.

Dated:

ATTEST	STRATUS SERVICES GROUP, INC.
/s/ J. Todd Raymond	/s/ Michael A. Maltzman

Name: J. Todd Raymond Title: Secretary	Name: Michael A. Maltzman Title: Executive Vice President & CFO

Countersigned:
AMERICAN STOCK TRANSFER & TRUST COMPANY
/s/ Wilbert Myles

Name: Wilbert Myles Title: Vice President

Countersigned:

AMERICAN STOCK TRANSFER
& TRUST COMPANY

By:
(Authorized Officer)